EXHIBIT 13.21

Active Duty Passive Income® Podcast Episode No. 246

Host: Kevin Brenner | Special Guest: Adam La Barr

Note: This podcast has been removed from circulation and is no longer available pending SEC qualification of ADPI Capital™ and Equity Fund 1™.

INTRO – [0:00]

You’re listening to the Active Duty Passive Income® Podcast the number one resource for active duty veterans and their families who want to learn how to build real wealth through real estate investing. Each week we sit down with top military real estate investors, industry experts and leaders who share their secrets to success in the real estate game. Now get off your ass get motivated and take action to make your financial freedom dreams a reality.

PREROLL – [0:00]

The information provided herein does not, and is not intended to, constitute legal advice; instead, all information, content, and materials are for general informational purposes only. Information contained herein may not constitute the most up-to-date legal or other information. Listeners should contact their attorney to obtain advice with respect to any particular legal matter. No listener should act or refrain from acting on the basis of information contained herein without first seeking legal advice from counsel in the relevant jurisdiction.

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent into the Fund will not be accepted. No offer to buy securities in a Regulation A+ offering of the Fund can be accepted and no part of the purchase price can be received until the Fund’s offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Fund’s offering involves no obligation or commitment of any kind.

The Fund is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. the Fund is not under any obligation to make an offering under Regulation A. The Fund may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Regulation A. For example, the Company may determine to proceed with an offering under Rule 506(c) of Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (“SEC”) and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. It is important that listeners read the offering statement filed with the SEC.

1

Kevin Brenner –[1:25]

Hey, what’s going on everyone, Kevin Brenner, here, host of the Active Duty Passive Income® Podcast. And today we’re going a little off script. Got a got a different type of guest. But we wanted to put this out there because, you know, recently, within the past two weeks, two and a half weeks of this recording, we launched a little something we like to call ADPI Capital™. And its first fund Equity Fund 1™. And the response has been, I don’t even know how to say it just tremendous. Just over the top we just had no, you know, no idea. And because of that tremendous response. There’s been a lot of questions like phone calls, emails all the time. And we thought the best way to answer some of these questions is to I don’t know, use our podcasts that reaches thousands of people every week. So here we are. So I brought on again, Adam La Barr, who is the president of ADPI Capital™. And he’s here to talk to, you know, talk to y’all. And we’re gonna do some Q&A. And some, you know, general, take the frequently asked questions that we’ve got from all types of investors or prospective investors, and kind of bundle them up and give them to you that way. But, Adam, thanks for carving out the time.

Adam La Barr – [2:47]

Of course. Absolutely. Thank you so much for having me back on the podcast, I’m excited to chat more about ADPI Capital™ stuff. So let’s get right to it.

Kevin Brenner –[ 2:55]

Let’s jump into it. So before we get started with the with our most frequently asked questions here, let’s give you guys an update. So firstly, if you’ve, if this is the first time you’re ever hearing about ADPI Capital™, you have no idea what the heck we’re talking about. That’s okay. That’s okay. Might be the first time you listen to the podcast. Maybe you missed a couple episodes, it’s okay. All you got to do head over to www.adpicapital.com, or text the word ADPI to 33777. And you’ll get all the information you need about what this is. But really brief super high level, what we’ve done is we’ve created a solution, we’ve created a solution for our military community that has been asking us since pretty much the inception of Active Duty Passive Income® a little over five years ago. Hey, how do I invest with you guys? Hey, you guys are doing really, really cool stuff. How can I get in on this? How can I partake? How can I be a partner, all of these things. And at the time, Adam, we really didn’t have anything. It was like, well, we can teach you what we know. But we didn’t have the sophistication or you know what we have now. And with ADPI Capital™, we’re changing that. So what we’ve launched, we’ve launched a fund, it is a commercial real estate fund, and it’s called Equity Fund 1™. And we’re allowing investors in our community of 55,000+ military real estate investors to, you know, come on board and invest with us in these in these opportunities, but you can learn all about that stuff over at www.adpicapital.com. It’s, it’s it’s really, really powerful. And at the end of the day, like it is it’s a solution with a $500 minimum investment. So there’s super low barrier to entry. You don’t have to be an accredited investor or millionaire to get in on this. We don’t charge any, you know, recurring management fees or any silly stuff like that. And we really set something up that, you know, we’re pretty proud of and we’re excited to get the word out and like I said at the top of this podcast, the response has been tremendous. Almost borderline… well overwhelming, which is a good thing. You know, it’s a good thing because it obviously just proves the point that y’all in the community wanted this. And we’re happy to present it. So where are we no Adam? Can you give a quick breakdown of where we are now with regards to actually getting this thing off the ground?

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Adam La Barr – [5:21]

Absolutely. So ADPI Capital™ has been a long time coming. For those of you again, like, like I said, I haven’t heard anything about it’s been a long time coming, but a long, long process to get it going. And a couple of weeks ago, we submitted all the documents for the SEC. So the SEC, the Securities and Exchange Commission is kind of the overarching government agency that looks after all securities. So anything that goes on with the stock market, all the stuff if you’ve been paying attention to Elon Musk, and like all the things that he had with a tweet, the SEC is the one looking at him for maybe not submitting documents on time or not doing things right. So they have a long arm. And they’ve got a lot of paperwork that they require they look at so we submitted all kinds of paperwork to the SEC a couple of weeks ago,

Kevin Brenner – [5:58]

100 pages like that,

Adam La Barr – [5:59]

yeah,

Kevin Brenner – [6:00]

it was 154 pages of paperwork.

Adam La Barr – [6:02]

Yeah,

Kevin Brenner –[6:03]

just a little bit

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Adam La Barr – [6:03]

We went through all of that with our, with our lawyer and accountants and all sorts of other people that that helped put us all together. So we send all that in, and then they have a few weeks to be able to get back with us. So that being said, we are expecting within the next month to be able to go live with actually fundraising. Right now we’re just in what’s called a Test the Waters stage where we kind of talked to folks make sure that the you know, letting people know what we’re doing and how they can get involved. There’s, there’s, you know, soft commitments as it’s called on the on the investment portal, like if you’re, if you’re wanting to invest in you know, you’re gonna want to invest, you can sign up in the portal, then you say, Hey, this is how much I’m looking to invest whenever you guys actually start raising money, because right now, we’re technically not raising money at the time of this recording. We’re not technically raising money until the SEC qualifies the Fund. So we’re projecting probably within the next month at the time of this recording. So I would say, by the middle of June, if you’re watching this later on, or listening to this later on, probably sometime in the middle of June, we’ll be able to start raising capital from the community from any investor who wants to get involved. So that’s kind of where we’re sitting right now. You know, we’ve, we’ve got the multifamily mastermind, the ADPI Military Multifamily Academy and Mastermind that is ready and raring to go. They’ve got deals, they’re constantly getting in where like I’m getting emails weekly about deals that hey, can ADPI Capital™ and investing in this and that, like that type of stuff. So like we’ve got the deals flow flowing in, we’ve got the paperwork submitted to the SEC, we’ve got the team up here at ADPI Capital™, with a ridiculous amount of experience and multifamily and commercial investing, ready and raring to go. So now it’s just a matter of when can we turn that faucet on? And when can we start actually raising the capital? So like that being said, like, and probably within the next month, somewhere around the middle of June, we’re hoping to be able to start actually doing that.

Kevin Brenner – [7:38]

Yeah, you bring up a good point, because we’ve got this question a lot, and we’re gonna, we’re gonna bleed right into, we’re gonna jump, you know, not gonna pull any punches, we’re gonna jump right into the FAQ is, if that’s what you’re listening to this for. But one of the questions I get a lot about this, you know, what is a soft commitment? Like, what does that actually mean? Well, what it really means is, you, the best analogy I’ve come up with is, well, you’re just you’re getting in line, you know, like, when there’s a long line to go to a concert or something like that, you don’t have a ticket to the concert yet. But you’re getting in line, maybe to the box office to get the tickets or whatever, you know, and, and by doing that, by going into the portal, going on our website, clicking on the portal button, going through the whole process, which takes about a grand total of two minutes of your life, you go in and you put that soft commitment, then it goes and you’re in the system. So you’re gonna get notified first of when the SEC does qualify us, because then when we’re actually able to accept capital, then, you know, we’ll be, you know, effectively selling shares, right, selling interest, equity in the fund. And once we hit that first million dollars, that’s when the bonus share program ends. So when you when you look on on the website, you see things about the bonus share program, and what that is, once we hit a million dollars, the system is going to turn off just like that, and and then it raises the additional 9 million under different protocols. So my point is, is that if you are interested and you’re very interested or you you’re gonna have some, some level of interest in getting in on this, then go ahead and put us off commitment in it doesn’t you know, at a minimum, all that’s going to do is it’s going to get you on the list. So you get notified on, on when this goes, go.

Adam La Barr – [9:21]

You don’t even have to put your bank account information in the software

Kevin Brenner – [9:23]

you don’t even have to do you don’t

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Adam La Barr – [9:24]

even what you’re doing right, you’re just signing up for a thing to get more information is really what that’s doing.

Kevin Brenner – [9:29]

Exactly. And it gives us an idea of how much interest there is in the fund. And that lets us adjust numbers and that lets us you know, we have to do that to you know for qualification with the SEC. There’s just different things that we have to do. But I will say that to date to this recording and we’ve been you know, like I said we’ve been live for like a hair over two weeks, maybe like 15 days, 16 days, something like that. We have about 1.15 almost $1.2 million and soft commitments, which in Is is awesome. You know, it’s just incredible. And I just want you to know that if you’re interested in your, you’re like, Oh, if I put this off commitment, do I actually have to commit that amount? No, you don’t have to. There’s no gun to your head. You don’t even have to commit anything if you don’t want to. We’d love it if you did. But if you don’t, that’s fine.

Adam La Barr – [10:16]

Like, but if you already have more than a million dollars, so doesn’t that take me out of the running for that bonus shares you just talked about?

Kevin Brenner – [10:24]

Yeah. Great question, Adam.

Adam La Barr – [10:29]

You’re welcome to step up on that one. Yes.

Kevin Brenner – [10:31]

Yeah. No, but it’s a good point. Because it’s another frequently asked question that we get? No, because remember, it’s a soft commitment, you’re just getting in line, right? It’s the people that buy the ticket and walk through the concert doors. Those are the ones who are in who are going to the show, you know what I mean? So the folks that are are just getting in line? No, no, you can, you know, you know, honestly, from, we’d love to see three $4 million in soft commitments before we go live, because that just shows that there’s more interest, and that’ll let us at the operational level, we might be able to adjust some numbers and work some things out. But, you know, once we go live, and, and you’re actually, you know, like, Adam was saying, like, you were saying, like, in about a month or so give or take, and again, the situation is fluid, but give or take a month, and we go, boom, live, hey, we’re open for business, and the soft commitments turn into actual, you know, let me you know, buy shares some of these and get into this Bonus Share Program, once we hit a million of that, boom, it’s done, you know, sorry, you know, and you can still invest and get into the $10 million, the remaining 10 million, but you’re not going to get those bonus shares. So if you’re interested, go through, click the buttons go to the soft commitment, it’s just a notification. And you’re not, you know, you’re not beholden to that amount. Another question that we get Adam is, well, I went through the process, and I click the soft commitment button, but I want to edit that amount. How do I do that? Well, it’s, it’s super simple, you can either do it yourself in the in, in the program, and you can click on your, your, your commitment in the portal, or you can just email us, email us at invest at ADPI Capital™.com. And just say, hey, you know, this is so and so. And I’d like to change my soft commitment amount to “X”. And I’ll go into the system and boom, it’s done. It’s not a big deal. Again, the soft commitments are, you know, it’s, it’s just a way to get notification. And another question, Adam, that we get is, can I invest multiple times, like, say, you go live, and I put 500 bucks in? And then I’m like, Oh, well, I really want to put in another $5,000, I just don’t have it right now, or something like that, or, or whatever, you know, whatever the case is, you know, oh, you know, down the road two months later, I want to put in $5,000. Technically, yes, you could do that. But it depends. You know, because when you put your $500 in, say you’re in the bonus share program, that’s great. But two months down the road, we’ve already raised $3 million, you’re not going to get bonus shares, or you’re not going to get, you know, that incentive, it’s all based on when you invest, right. So it’s, it’s the when that’s important. So, you know, we encourage folks to, you know, to be conservative, but consider, you know, consider the bonus share program and, and understand that we do expect it’s going to fill up very, very, very quickly, just based on the community and the interest that we’ve received. So if you are trying to get in on that and take advantage of, of getting in on that first million when we do go live, I think it’s important that you know, you do that, because the same thing goes if you invest $5,000 Now, and, you know, five months from now, we’ve already raised $10 million, then the fund is closed, you know, so if there’s, you can’t invest again, if there’s no more shares or interest to be purchased, if that makes sense. Did I touch on everything there, Adam?

5

Adam La Barr – [13:55]

Yeah, yeah, for sure. You know, I remember, if you want to invest, just invest early, right, get it done. We were not able to set up like monthly recurring things, you can’t do it like that. But you can, you can do it flow in multiples, by any means. So long as it’s open, you know, so after a year, we may close it after the 10 million we’re gonna close it. So just be aware that that’s, that’s the intent right now. So, you know, get in there if you if you want to throw in the money, throw in the money early, and get yourself set up? Well,

Kevin Brenner – [14:25]

yeah, yeah. And, you know, like you said, you know, we can’t go and, and, you know, get recurring payments and recurring investments and things on a weekly or monthly basis doesn’t really work like that, because it’s dependent on the shares that are available. And when you you know, if you do decide to invest multiple times, in the, you know, in the same capital, raise your, you know, so long as shares are still available, you’re obviously welcome to do that. However, those investments in the system are going to be treated as two separate investments. So you’re gonna get two separate returns on those into me It’s just different. It’s just different. So it’s not going to like collect into one, it doesn’t work like that, because it’s all based on timing, timing, timing, timing is really important. It’s how it’s set up. So just keep that those in mind a lot of frequently asked questions that we get. And now Adam, I’m just gonna go through some more frequently asked questions. And I’ll, I’ll ask you one, and then I’ll answer one myself, we’ll just go down the line here. How’s that sound?

Adam La Barr – [15:21]

 Too easy.

Kevin Brenner – [15:22]

Alright, cool. Number one, who can invest in Equity Fund 1™.

Adam La Barr – [15:27]

So pretty much anybody can invest in Equity Fund 1™, so long as you are 21 years of age or older, any US citizen, or permanent resident. So, you know, while we are mostly, I mean, you’re on the ADPI podcast right now, right? So while we mostly are communicating this with the Active Duty Passive Income® community, it is not only the community that can invest in this, anybody can, you don’t have to be accredited. So a lot of the a lot of the funds or the, you know, commercial real estate raises that you’ll see maybe like a 506, B, or a 506. C, where you have to either be friends with and know the person, or be accredited, meaning you have a million dollar net worth or an income of over $200,000 or $300,000, depending on whether you’re single or married, you know, that type of stuff. So but this is not the case at all. So we wanted to make this as openly accessible as possible. So that’s why it’s a minimum of $500. And anybody can invest in this, again, as long as you’re over 21. And that’s that’s just due to some some state issues. Not necessarily a federal issue, or, you know, we’re trying to only restrict people to 21. But it’s a state issue in some of the laws and some of the states have on that, but a US citizen or 21. And over. Good to go.

6

Kevin Brenner – [16:34]

Yeah, yeah, bring up a really great point there. And one caveat to that as well, when we’re talking about timing here, and just kind of backtracking a bit. So not only do we, you know, not only do we need qualification from the Securities and Exchange Commission to do this type of capital raise, you know, ADPI Capital™ and Equity Fund 1™ 154 pages, all this stuff. Also, we have to get sign off from states now, most states will go and say, “Hey, you’re with the SEC, you’re, you’re good to go, you know, like you went through the biggest hurdle? You know, you made it over that. So we’re fine.” However, some states, you know, some states have a little bit of a waiting period, some states have some different things. So we’re going to be navigating through that as well. And we’ll get more information, you know, out when we can, but we can’t file it for those states until were filed with the SEC. And yeah, so long story short, you know, depending on the state that you are currently investing from, then, like, if you’re an obviously we have a lot of military audience. So just because you’re a resident of Florida, you and you’re stationed in, I don’t know, Nevada, or something like that. It’s where you’re investing from, right is the important part. Now, if you’re serving overseas, it’s it defaults to your tax bases. So again, more information to follow on that. We’ll get you guys squared away. Next question here that I’ll take, what if you’re kind of covered it right now? What if you’re deployed or serving overseas? Can I invest? Yeah, you can invest as long as you have US citizenship and US based bank accounts. So US based bank accounts, super important. We have to do that for KYC, or know-your-customer and AML, or anti-money laundering stuff? I’ll take the next question, because it’s super easy. What’s the minimum investment amount? $500? That’s it. You want to in 500? bucks.

Adam La Barr – [18:27]

Yep. That was an easy one.

Kevin Brenner – [18:28]

We talked about? Yeah, it was an easy one. We talked about the recurring investments. So I’m going to skip over that. Oh, Adam, here you go. What assets is Equity Fund 1™ targeting?

Adam La Barr – [18:39]

All right, yeah. So yeah, it’s a great question that we get rather often because from multiple different angles, but so for the most part, what we’re targeting is 100+ unit B and C Class multifamily. So mobile, home parks, self-storage facilities, that sort of thing and growing markets, that are going to have good population growth and be good solid investments for our investors. So our job is to make sure that whatever deal we take on is going to provide good returns for our investors to make sure that you the investor, the person listening to this is actually going to get the return that they’re expecting now, obviously, the world is there’s no guarantee in the world. There’s nothing, you know, just like anything else, you know, we are at the whim of the market, just like everybody else in our community that’s investing in real estate. However, we have a strong track record of previous experience priority pack capital that has helped us get to the point where we’re ready to do this and be able to make sure that we are investing in solid properties with solid people with solid property management companies that are supplying good good returns for our investors. So that’s kind of what we’re targeting on that front.

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Kevin Brenner – [19:44]

Yeah, absolutely. Next question here, get this one a little bit. But I think it’s important to cover what’s difference between Equity Fund 1™ and a REIT. So a REIT is a Real Estate Investment Trust, I’m sure you’ve heard of that term before. Most REITs are publicly traded. So the big difference here is that Equity Fund 1™ and the funds in ADPI Capital™, that that make up ADPI. Capital they are, they’re private, right? So they are, they are private and they’re not, you know, they don’t follow the same rules that your, your REITs have to follow. Also, there’s a lot of differences between, you know, how your distributions work and, you know, for example, the fund Equity Fund 1™, you can partake in the tax benefits of real estate, we’re in a REIT, not so much, because you’re getting, you’re getting dividends in in REITs, and public REITs. And, you know, also, something that is very different is the fees, and the level of fees, you know, a lot of public REITs, they, well, first, they have a lot of restrictions on you know, they have to distribute a certain percentage of all their earnings and everything like that. But with these layered REITs and e-REITs. Out there, if you do your research there, you’ll actually see that there’s a lot of fees that eat into the retail investors bottom line. But, you know, for us, we decided to forego that because we think it’s silly, and it’s not a way to get people into commercial real estate the right way. So, you know, we don’t charge fees at our fund level, we don’t charge a management fee or anything like that and in Equity Fund 1™. So yeah, that’s kind of the main difference there as question for you, Adam. And this one, again, a common question. And you could find more on our website. But what returns can I expect from Equity Fund 1™?

Adam La Barr – [21:35]

So it is definitely a commonly asked question, hence, the frequently asked question call. So what we’re targeting right now is 12%, total return, not total, like the annualized basically right. So your 12% annualized every year does not mean that you’re going to get 2% back on your money. And one thing that with commercial real estate is you get a large chunk of your money on sale, right. So you may get a majority of your return when we sell the properties. And right now we’re looking at a five to seven year holds on a lot of these properties. And it’s kind of the target, some of them may sell sooner. But that’s kind of what we’re looking at as a five to seven year lifespan of this. So we’re looking to 1.7 to 1.9 equity multiple. So if you give us $100, you’re looking at about $170 to $190 back, and annualized that about a 12% return. So that’s in general, what you should expect. And we’re going to be doing this in quarterly distributions. So every quarter, once we are up and running and have got the property rolling every quarter, you should be expecting a distribution from the property. So there’s a big process that goes involved with all of that, as far as you know, making sure that all the properties have all their bills paid for it, we’re tracking all the expenses, looking at everything where we need to be projecting where where the next quarter is going to be at and making sure that we’re not distributing more money than the property should be. But every quarter, we’ll be expecting a quarterly return or a dividend or a, you know, however, you want a distribution from the from the fund.

Kevin Brenner – [22:58]

Absolutely. And you answer the next question, which is great. So yeah, but we’ll just skip ahead to some more questions here. Is this a long term investment? Yeah, you know, this, this needs to be considered an illiquid, long term five to seven year investment. Because that’s the general lifecycle of commercial real estate. If you follow what we’ve been doing independently, in commercial real estate, you’ll know that that’s generally the timeline. Now, sometimes, you know, things happen in the market, and it’s a good time to sell and or refinance, or whatever, and you get cashed out early, but it’s safe to say when investing in real estate, this is not and never will be a get rich, quick scheme. This is a let’s build wealth, let’s diversify into something that we know is less volatile than what we’re seeing in the stock market right now, as we record this, it’s like blood in the streets, right? They’re just crazy. But that’s how it goes sometimes, you know, question for you, Adam. This is a new one that we get, can I invest with my self-directed IRA?

8

Adam La Barr – [24:06]

Absolutely, you can invest with a self-directed IRA. So again, it’s got to be a self-directed IRA, that you have your custodians work through and invest that way. You cannot use in general, like if you’ve got a T Rowe Price IRA, that’s not what they could do. But if you have a self-directed IRA, through any number of the companies that that do that, yes, you absolutely can. Whether it’s the HQRP, self-directed IRA, you know, self-directed 401k, any of those self-directed things, yes, you can invest in this fund with that, and you know, again, like, as with everything, consult with your tax and legal advisors, make sure that what you have is the right structure and the right set up, but most of the time, a self-directed IRA, no issues, but just make sure you do your due diligence on your particular self-directed IRA to make sure that it’s good to go.

Kevin Brenner – [24:53]

Yeah, and the best way to do that if you have an SDIRA and you’re not sure is to go ahead and reach out to your custodian and say, “Hey, I’m looking at this alternative investment. And is this is this okay for me?” They’re gonna look at the website, and you know, they might require some, you know, they might want to see some of the documents, whatever, you can get all of that stuff from the portal no problem. And, and they’ll give you the yes or no on that. And based on based on what kind of IRA you have, and I think that’s the best way going forward, because, you know, you gotta you gotta keep your custodian involved in that. So let’s see, we answered a lot of the questions here about when your initial investment expect to be returned, remember, that’s five to seven years, how to distributions work, you know, that’s, it’s, we’re looking at quarterly distributions. Oh, here’s a good one, Adam, how soon can I expect my first distribution after investing?

Adam La Barr – [25:48]

Alright, so there’s a little bit that can vary on this one. And again, we’re going to refer you to a lot of legal documents, but this in general, is basically what it’s going to tell you. So when when we get money, and then we execute on a property within about six months of executing on a property, you should be expecting distributions, right? So you’ll be receiving emails, some updates, if you have questions, you know, you can you can email or chat with folks to be able to kind of get a little bit of idea where the fund is at and that, but yeah, within about six months after we close on our first deal, you should be receiving your first distribution.

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Kevin Brenner – [26:22]

Yeah, yep, exactly. And, you know, this all, you know, there’s a lot of factors here, right? It’s like, when you invest the number of shares, you own the capital and how it’s pooled and went, and, you know, when we’re closing on deals, because in the beginning, like you said, you know, you get in on the beginning, you get on that first million, and we’re raising the money. And we’re evaluating all the deals, and we’re going through our underwriting process, we find one, and we’re like, okay, hey, this is it. And, you know, there’s a lot of timing on both sides, that that’s involved. And then six months after we close, you can definitely expect that that first distribution, but if you invest, say, down the road, you know, there’s a potential that we have deals already, you know, cooking, then you might get your distribution quicker, but you’d probably miss out on all the great incentives of the bonus share program. So it’s like, you know, you gotta weigh, you know, you know, we weigh both things. And, and, of course, you know, if the fund, if you miss the boat, totally, you know, and you wait too long, then you don’t get into any of the fun, then, you know, sorry. That’s, that’s how it works. So there’s a lot of it depends in there. But I think the general rule of thumb that you covered, there is six months after, after closing there. Let’s see, oh, this is a good one, I’ll take tax benefits, are there any tax benefits for the funds? Investors? Absolutely. So this is another thing, you all listen to this podcast, you’ve heard me say it before, make sure that you’re consulting with your professional tax advisor, and your legal adviser, you know, obviously, before investing in the Fund, but to make sure you understand how this type of investment is going to affect you, and your taxes and your tax basis. But generally speaking, we’re investing in commercial real estate. And commercial real estate has a lot of qualified losses in the form of depreciation in the form of bonus depreciation through cost segregation. And what we’re going to end up doing is we’re going to get a K-1, or you’re going to get a K-1 as the investor based on the amount of shares that you own in the fund. And the K-1 is going to be, you know, a pretty much a collection of all the properties that the fund owns all the losses, and then a you own X percentage of this fund, here you go, you own X amount of shares of this fund, which equates to X percentage of this total loss, here’s it as on the K-1, and you’re able to go and apply those losses, depending on your personal tax situation, to, you know, to maybe other passive income that you’ve made, you know, so you can take that into account. But again, talk with your tax advisor about this. But the cool part is that you do you get to participate in in these losses and these losses, Adam, they can be tremendous,

Adam La Barr – [28:59]

Absolutely,

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Kevin Brenner – [29:00]

Just tremendous. And honestly, it’s a lot of reason why a lot of people do get involved in these type of deals, whether they’re funds or syndications or just commercial real estate in general. Because it’s, it can be just, like I said, tremendous. So talk to your professional tax advisor, and figure out how to get that, that squared away. The last question here, a little bit of a softball, but I’m going to do it anyway. How do I get started? Well, super easy. We talked about at the top of the hour or top, the top of the top of the show. You know, all you need to do is go to our website. There’s a couple ways to get started. You’re listening this podcast right now. And go to the website, www.adpicapital.com. You can look over everything. You can fill out our onboarding form, or you can click in the top right says Investor Portal. Click on that. And there’ll be a button that says you’ll see a bunch more information you can scroll you can look at all A lot of these FAQs that are there. And you can click I’m Interested. And that’s what we talked about that soft commitment process. And remember, we’re recording this middle of May, when that when we when, you know, when we are qualified by the SEC, it won’t say soft commit anymore, it’ll say, you know, invest now or commit, you know, whatever, because we’re able to actually accept capital. So this is this page is only going to be open so long as we’re accepting capital, right, if that makes sense. But another way that you can get started and get on the email list and the information, all this stuff, is just simply texting ADPI to 33777. And you do that, and you’ll get on, you’ll start getting emails, and you’ll get on the right list. And again, but I think the best way right now, if you’re listening to this, when it comes out, to get involved, is just click the “I’m Interested” button. Because, like I said, going back to that analogy, you’re getting in line to buy tickets to the show. And by doing that, we’re going to know, you know, we’re going to know that you’re interested, and we’re going to know, you know, you know, relatively speaking, you know, kind of how interested you are and will simply be able to notify you first of when we are qualified and when we are good to go and when the legal documents are up for your review, and all of these things, right. So it pays to be in the know. And, you know, the like I said the best thing you do? Go over to the website there, click on the Investor Portal tab and then click on the “I’m Interested” button. And, you know, and get involved because, like I said, the response has been tremendous. We are excited, we’re getting gosh, Adam, how many responses? Like, sometimes it’s like 10 to 15 a day, my email is just like ding, ding, ding, ding, ding. But it’s, it’s just it’s not like it just because it’s, it’s the answer. This is the answer that so many people have been looking for. And whether it’s good timing, or whatever, you know, I talk to people every single day, well, I’m, you know, I’m deploying overseas, and I just, I just can’t be an active real estate investor, like I want to be, but I still want to put my money to work in the real estate. Okay, well, we got you, you know that that’s, that’s what this is for, or it’s for someone, hey, I have a lot of single family exposure, and I’m an active single family real estate investor, and I own a bunch of homes. But I’m looking to get more commercial real estate experience where I want to learn how this stuff works, but I just don’t want to, you know, like jump in feet first, maybe, uh, you know, I want to learn with training wheels on first, this is a great opportunity. Because when you come with us, you know, it’s not just like you’re high and dry, and you never hear from us, we actually have a, we’re gonna set up a haven’t announced this yet, but we’re setting up a private Telegram channel, Adam, for the investors that people actually, quote, unquote, get tickets to the show and invest. And we’re gonna be doing like, live videos in there, and announcements and all kinds of stuff and some education, some training and just some really, really cool things. Because that’s what we are, we’re a community, you know, the end of the day is the community, it’s a solution for the community. So if you’re interested, let us know. Have I missed anything? Adam?

Adam La Barr – [33:03]

I don’t think so, I think we covered a majority of stuff and we are sure we are going to have some more questions after this podcast comes out and we will be happy to you know, maybe do a another Q&A call later on just kind of release another podcast to tell people a little bit more about a frequently asked question but again go to www.adpicapital.com. Check it out. You know signup to get in the waitlist you know do your soft commit signup on InvestNext you know again if you want to soft commit. So if you want to soft commit a dollars or should be notified then go and soft commit a dollar then, at least you are on the list and can be notified. That’s the first step that people can take so they’re notified when we’re qualified and open for business. So if this interest to you at all, go ahead jump into it, signup and check it out. You know we are excited to make this is happen. Excited to see the route that is going and now we look forward to working with all of you who are listening to this.

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Kevin Brenner - [33:56]

Yeah, absolutely, absolutely, So one another thing if you want to get in touch with me directly on ADPI Capital™ stuff if you have any other questions. Just shoot them over to me at invest@adpicapital.com on that email address or kevin@adpicapital.com and we will do our best to get you squared away and answer anything and that we can get answered but thanks Adam and thanks for cabin at the time.

Adam La Barr – [34:19]

Absolutely

Kevin Brenner – [34:20]

You know like I said this will be when we get the more down on the road on it and we will get the other updates will be shared to let everyone know. But hopefully listeners out there and you are saying, “SCORE! This is exactly what I was waiting for,” because a lot of other people in community have been saying that to us and we are receiving a lot of private comments and stuff and like, “Finally!” The great part is that you only need a few hundred dollars to get started and get diversified you know its something, something that we’ve been working towards for A LONG TIME and we’re just so proud to be able to offer this to our community!

Adam La Barr - [34:50]

Things comes to those who wait

Kevin Brenner – [34:51]

Yeah exactly, exactly thanks a lot man and I will talk to you later

Adam La Barr - [34:57]

 Absolutely, thanks to everybody and we will talk to you soon.

Outro- [35:00]

Another amazing episode in the books. Thanks so much to our special guest and thank you for listening. Don’t forget to tap the subscribe button and to make sure you don’t miss any other episode or head over to our website at www.activedutypassiveincome.com to grab all of our free resources and discover how you can get started on you financial freedom journey today.

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